Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated October 15, 2018

and the Prospectus dated January 24, 2018

Registration No. 333-222676

Subject Line: Introducing a new way to invest

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LEXUS
FINANCIAL SERVICES



INTRODUCING A NEW WAY TO INVEST

When you chose Lexus Financial Services as a financial partner, you became part of the larger Toyota family. And like a family, we enjoy sharing exciting opportunities

Meet Toyota Financial Services' IncomeDriver Notes™ – an easy way to earn money with a company you already trust.

Why IncomeDriver Notes™?

Higher Returns
Earn 2.50%* – that's higher than typical savings accounts

Start small
You only need a low $500 minimum initial investment to start earning

Have control
There are no long-term commitments

Interested? Learn more about IncomeDriver Notes™ today.

LEARN MORE

*Interest rate as of October 15, 2018. The interest rate is variable and subject to change at any time.

Toyota Motor Credit Corporation (TMCC) has filed a registration statement (including a prospectus) with the SEC for the offering of the IncomeDriver Notes. Before you invest, you should read that prospectus and other documents TMCC has filed with the SEC which may be obtained for free by visiting the SEC's website (sec.gov) or the TMCC IncomeDriver Notes website (incomedrivernotes.com/prospectus.pdf).

IncomeDriver Notes™ do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. The IncomeDriver Notes™ are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversifications and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

Please do not reply to this email. This is a post-only, outbound email. We will be unable to respond to your reply. If you have questions or concerns about this email or Lexus Financial Services, please use the links below.

Lexus Financial Services is a division of Toyota Motor Credit Corporation (TMCC).

IncomeDriver Notes™ is a trademark of TMCC.

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Start earning with TFS

VIEW ONLINE

TOYOTA FINANCIAL SERVICES



Let's go places with smarter investments

We're proud to introduce you to Toyota Financial Services' IncomeDriver Notes™ – an easy way to earn money with a company you already trust.

Why IncomeDriver Notes™?

Higher Returns
Earn 2.50%* – that's higher than typical savings accounts

Start small
You only need a low $500 minimum initial investment to start earning

Have control
There are no long-term commitments

Interested? Learn more about IncomeDriver Notes™ today.

LEARN MORE

*Interest rate as of October 15, 2018. The interest rate is variable and subject to change at any time.

Toyota Motor Credit Corporation (TMCC) has filed a registration statement (including a prospectus) with the SEC for the offering of the IncomeDriver Notes. Before you invest, you should read that prospectus and other documents TMCC has filed with the SEC which may be obtained for free by visiting the SEC's website (sec.gov) or the TMCC IncomeDriver Notes website (incomedrivernotes.com/prospectus.pdf).

IncomeDriver Notes™ do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. The IncomeDriver Notes™ are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversifications and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

Please do not reply to this email. This is a post-only, outbound email. We will be unable to respond to your reply. If you have questions or concerns about this email or Toyota Financial Services, please use the links below.

Toyota Financial Services is a service mark of Toyota Motor Credit Corporation (TMCC).

IncomeDriver Notes™ is a trademark of TMCC.

Online Privacy Policy | **Unsubscribe**